Filed Pursuant to Rule 424(b)(5)
Registration No. 333-287043

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 16, 2025)

Up to $200,000,000

Common Stock

This prospectus supplement is being filed to update, amend and supplement certain information in the sales agreement prospectus filed with the Securities and Exchange Commission on May 7, 2025 and dated May 16, 2025 (the “sales agreement prospectus”), filed as part of our registration statement on Form S-3 (File No. 333-287043). This prospectus supplement should be read in conjunction with the sales agreement prospectus. This prospectus supplement is only intended to update, amend and supplement certain information in the sales agreement prospectus to the extent set forth herein. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the sales agreement prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the sales agreement prospectus, and any future amendments or supplements thereto.

We have entered into an Open Market Sale AgreementSM (the “Sale Agreement”), dated April 27, 2022, with Jefferies LLC (“Jefferies”) relating to the offer and sale of shares of our common stock from time to time through Jefferies acting as agent. Prior to the filing of this prospectus supplement, the sales agreement prospectus covered the offer and sale by us of up to $100,000,000 of shares of our common stock pursuant to the Sale Agreement. As of the date of this prospectus supplement, we have sold an aggregate of $66,330,496.30 of shares of our common stock pursuant to the sales agreement prospectus. After giving effect to this prospectus supplement, we may offer and sell up to $200,000,000 of shares of our common stock pursuant to the sales agreement prospectus and this prospectus supplement, inclusive of the $66,330,496.30 of shares of our common stock sold under the sales agreement prospectus as of the date of this prospectus supplement.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “DSGN.” On November 3, 2026, the last reported sale price of our common stock on the Nasdaq Global Select Market was $10.34 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-4 of the sales agreement prospectus and under similar headings in the other documents that are incorporated by reference into the sales agreement prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if the sales agreement prospectus and this prospectus supplement are truthful or complete. Any representation to the contrary is a criminal offense.

Jefferies

The date of this prospectus supplement is November 4, 2026.